EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on April 8, 2004, between UNITED RENTALS, INC., a Delaware corporation (the “Company”), and John N. Milne (“Executive”).

WHEREAS, Executive is currently employed as the President and Chief Financial Officer of the Company and serves as Vice Chairman and as a director of the Board of Directors of the Company; and

WHEREAS, Executive is party to an employment agreement with the Company dated September 19, 1997, as amended December 24, 1999, (the “Existing Agreement”); and

WHEREAS, the parties hereto desire to enter into this Agreement in order to set forth the terms pursuant to which the Company will continue to employ Executive and Executive will continue to serve as the President and Chief Financial Officer; and

WHEREAS, the parties hereto desire that this Agreement will replace and supercede the Existing Agreement, and that as of the Effective Time (as defined below), the Existing Agreement shall be null and void.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the parties hereto agree as follows:

1. Employment and Duties. During the Term (as hereinafter defined), the Company shall employ Executive as its President and Chief Financial Officer, and in such other positions as are commensurate with his status as President and Chief Financial Officer of the Company, as determined from time to time by the Company’s Board of Directors (the “Board of Directors” or the “Board”). Executive shall have such duties and authorities as are customary for the President and Chief Financial Officer of a publicly held corporation of the size, type and nature of the Company.

2. Term. Subject to the provisions for termination included in this Agreement, the term of Executive’s employment hereunder shall be for a period of five years commencing as of January 1, 2004 (the “Effective Time”) and ending December 31, 2008 (the “Term”). Unless either party gives notice of non-renewal at least 60 day prior to the end of the then current Term, the Term will extend for successive one-year renewal periods.

3. Compensation and Other Benefits. For all services rendered by Executive to or on behalf of the Company or its Affiliates (as defined below) during the Term, the Company shall compensate Executive as follows:

(a) Base Salary. Effective as of the Effective Time, the base salary payable to Executive shall be $550,000 per annum (the “Base Salary”), with annual increases, if any, as may be approved in writing in the sole discretion of the Compensation Committee of the Board. The Base Salary shall be payable bi-weekly in arrears in accordance with the Company’s normal payroll practices. The official action of the Board of Directors increasing the Base Salary, if at all, shall be deemed to amend the amount of the Base Salary stated in this paragraph 3(a).

(b) Annual Incentive Bonus Plan. Executive shall be entitled to receive, in respect of each calendar year during the Term, an annual cash incentive bonus (the “Annual Bonus”) pursuant to the terms of the Company’s Annual Incentive Compensation Plan (the “Annual Incentive Plan”). The parties hereto acknowledge that Executive’s performance goals and target bonus amounts for 2004 have previously been provided to Executive. The performance goals and target bonus amounts for each subsequent year during the Term shall be set forth in a performance plan to be determined by the Compensation Committee of the Board in good faith and delivered to Executive within 90 days of the beginning of each calendar year during the Term; provided that the target bonus amounts for any such subsequent year shall not be less than the target bonus amounts for the 2004 plan year. Except as otherwise provided in this Agreement, the Annual Bonus shall be paid to Executive at such times and in such amounts as provided in the Annual Incentive Plan.

(c) Long-Term Performance Unit Plan. The Company has approved, and proposes to submit for stockholder approval at its 2004 meeting of stockholders, a Long-Term Incentive Plan (the “LTI Plan”) for certain officers and senior employees of the Company. The Committee of the Board that administers the LTI Plan has awarded 275,000 performance units (the “Performance Units”) under the LTI Plan to Executive, subject to approval of the LTI Plan by the Company’s stockholders. Except as otherwise provided in this Agreement, the Performance Units shall vest and shall be paid to Executive pursuant to the terms of the LTI Plan.

(d) Equity Awards.

(i) Contemporaneously with the approval of this Agreement, the Compensation Committee of the Board has awarded to Executive 160,000 Stock Units (the “Stock Unit Award”) under the Company’s 2001 Senior Stock Plan, as amended (the “Stock Plan”). The Stock Units granted pursuant to the Stock Unit Award as aforesaid (the “Stock Units”) shall vest and become nonforfeitable as follows: (A) 20,000 Stock Units shall vest on January 1, 2005, 20,000 Stock Units shall vest on July 1, 2005, and 20,000 Stock Units shall vest on January 1, 2006 (provided in each case that Executive’s employment with the Company continues through such date), and (B) 100,000 Stock Units shall vest on December 31, 2008 (provided Executive’s employment with the Company continues through the scheduled end of the Term without giving effect to any renewal periods). Notwithstanding the foregoing, (A) in the event of a Change of Control (as defined below), any unvested Stock Units shall become immediately vested and nonforfeitable upon the occurrence of such event, (B) in the event of the termination of Executive’s employment due to death or Disability (as defined below) on or prior to January 1, 2006, any unvested Stock Units that were scheduled to vest on or prior to January 1, 2006, shall become immediately vested and nonforfeitable and the remaining unvested Stock Units shall be cancelled and forfeited and (C) in the event of the termination of Executive’s employment by the Company without Cause (as defined below) or Executive’s termination for Good Reason (as defined below), then an “appropriate fraction” (as hereinafter defined) of each separate tranche of any unvested Stock Units shall become immediately vested and nonforfeitable and the remaining unvested Stock Units shall be cancelled and forfeited. For purposes of the foregoing, the “appropriate fraction” with respect to any tranche of Stock Units means: (i) the amount of time that has elapsed from the grant date of such Stock Units to the occurrence of the event triggering accelerated vesting divided by (ii) the total amount of time from the grant date to the scheduled vesting date for such Stock Units absent accelerated vesting. For purposes of the foregoing, the Stock Units scheduled to vest on different dates will be considered separate tranches and the calculation of the appropriate fraction will be made separately for each tranche as if such tranche were the only tranche (i.e., the Stock Units scheduled to vest on January 1, 2005 are one tranche, those scheduled to vest on July 1, 2005 a second tranche, those scheduled to vest on January 1, 2006 a third tranche and those scheduled to vest on December 31, 2008 a fourth tranche). In the event of the termination of Executive’s employment by the Company for Cause, or Executive’s voluntary resignation without Good Reason (as defined below), any unvested Stock Units shall be cancelled and forfeited. The Stock Units shall be settled in the common stock of the Company on a one-for-one basis. The Stock Unit Award shall be subject to such other terms and conditions as are provided in the grant agreement between Executive and the Company, attached hereto as Exhibit A, which terms shall not be inconsistent with this paragraph 3(d) and the Stock Plan. For the sake of clarity it is specified that the foregoing provisions only apply to the Stock Units granted pursuant to the Stock Unit Award and not to any other awards under the Stock Plan (which are or will be governed by the terms of the grant agreement related to such award except as specified in Section 3(f)).

(ii) Unless previously registered, the Company shall file with the Securities and Exchange Commission a Form S-8 registration statement registering any Company Stock not previously registered and issuable upon settlement of the Stock Units, the Performance Units and any other equity award previously granted, or to be granted, to Executive, whether pursuant to this Agreement or otherwise. Such Form S-8 shall be filed not later than the date on which such Stock Units, Performance Units or other equity awards become vested. Executive acknowledges that the number of shares of

Common Stock that may be issued upon the settlement of the Performance Units will not be ascertainable until the vesting of such Performance Units and, therefore, any Form S-8 filed before vesting will be based on an estimate and may not cover all the shares required. Following the vesting of the Performance Units, the Company will reasonably promptly file an additional Form S-8, if required to register additional shares required to be issued in connection with the Performance Units.

(e) Benefits.

(i) Benefits Generally. Executive shall be entitled (A) to participate in the Company’s group health insurance program, group life insurance program, supplemental life insurance program, group short-term and long-term disability plans, and any tax-qualified and nonqualified retirement plans (but excluding the retirement arrangement provided in Section 5(f) of the employment agreement between the Company and Wayland R. Hicks dated April 8, 2004) that are generally made available to other senior executives of the Company, and (B) for so long as the Company continues to maintain or otherwise make available a corporate aircraft, to make use of such aircraft in accordance with the Company’s current policy regarding business and personal use by executive officers. The Executive shall also be entitled to four weeks of vacation for each calendar year during the Term, and all Company holidays. The Executive shall be entitled to participate in any other benefit plans and programs, as determined by the Board from time to time.

(ii) Additional Benefits. In addition to the benefits provided pursuant to paragraph 3(e)(i), the Company shall provide Executive with (A) supplemental long-term disability coverage, to the extent available, up to a maximum benefit of $15,000 per month, in addition to any benefits received by Executive under the Company’s group long-term disability plan, and (B) supplemental term life insurance coverage with a death benefit of $5 million (or such lesser amount of coverage as may be obtained consistent with the limit on the cost of such coverage noted below) (payable to the beneficiaries selected by Executive); provided, the aggregate annual premium cost of such disability and life insurance coverage during the Term does not exceed $50,000.

(f) Change of Control. Notwithstanding the provisions of any Option, Restricted stock, Stock Unit Award or other equity award agreement or arrangement between Executive and the Company to the contrary, any unvested Options, Restricted Stock and Stock Unit Awards held by Executive shall automatically vest, and any restrictions on any Restricted Stock held by Executive shall automatically lapse, in the event of a Change of Control. For purposes of this Agreement, the following terms have the following meanings:

“Affiliate” with respect to any person means a person that controls, is controlled by, or is under common control with such person.

“Change of Control” shall be deemed to have occurred if

(i) any “person” is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, (the “Act”)) directly or indirectly, of securities of the Company representing 35% or more of the total voting power represented by then outstanding voting securities of the Company (calculated in accordance with Rule 13d-3 of the Act), or has the power (whether as a result of stock ownership, revocable or irrevocable proxies, contract or otherwise) or ability to elect or cause the election of directors consisting at the time of such election of a majority of the Board; provided, that the term “persons” is defined in Sections 13(d) and 14(d) of the Act shall not include a trustee or other fiduciary holding securities under any employee benefit plan of the Company; or

(ii) there shall be consummated a merger of the Company, or a plan of complete liquidation of the Company, or an agreement for the sale or disposition by the Company of all or substantially all of its assets, or any other business combination of the Company with any other corporation, other than any such merger or business combination which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or business combination; or

(iii) the individuals who constituted the Board of Directors as of the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority of the directors of the Company; provided, however, that: (i) individuals whose election, or whose nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Incumbent Board shall be considered, for purposes of this Agreement, members of the Incumbent Board; and provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “election contest” (as described in Rule 14a-11 promulgated under the Act) (an “Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Company’s Board of Directors (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

“Options” means any and all options to purchase shares of common stock of the Company that have been, or at any time hereafter will be, granted by the Company to Executive, under any equity-based compensation plan or arrangement maintained by the Company.

“Restricted Stock” means any and all awards of common stock of the Company that are subject to certain restrictions as to vesting, transferability and rights as a stockholder that have been, or at any time hereafter will be, granted or awarded by the Company to Executive, under any equity-based compensation plan or arrangement maintained by the Company.

“Stock Unit Award” means an unfunded and unsecured promise of the Company to deliver to Executive, on the applicable vesting date for such award (or such later date determined pursuant to the terms of a timely deferral election, as applicable), either one share of common stock of the Company or cash equal to the fair value of one such share on such date, subject to the terms of the relevant grant agreement.

4. Expenses. Executive may incur reasonable business expenses while on Company business, including expenses for hotels, meals, air travel, telephone, automobile, gasoline and similar items. The Company shall either pay such reasonable out-of-pocket expenses directly or promptly reimburse Executive for such reasonable out-of-pocket expenses incurred by Executive upon presentation of receipts and an itemized accounting of the expenses for which reimbursement is sought and any other documentation necessary to comply with applicable Internal Revenue Service rules and regulations.

5. Termination.

(a) Payment of Accrued But Unpaid Amounts Upon Termination.

(i) Notwithstanding any provision in this Agreement to the contrary, in the event of termination of Executive’s employment for any reason during the Term, Executive or his beneficiaries or estate shall receive, in addition to any rights Executive may have under any equity-based compensation plan, arrangement or agreement maintained or entered into by the Company pursuant to which Executive has received any equity-based award, or any other payments or benefits required to be made or provided under the remaining provisions of this paragraph 5, within fifteen days (subject to the following sentence) after the effective date of termination: (i) any accrued but unpaid Base Salary for services rendered by Executive to the Company prior to the effective date of termination; (ii) any earned and vested but unpaid Annual Bonus award for the calendar year that has ended prior to the year of termination, and for this purpose, any such Annual Bonus shall be treated as earned and vested if Executive is employed on the last day of such calendar year; (iii) any earned and vested but unpaid awards due to Executive pursuant to the terms of the LTI Plan; (iv) a pro-rata Annual Bonus for the calendar year in which Executive’s termination occurs (other than in connection with a voluntarily resignation by Executive or termination by the Company for Cause) pursuant to the terms of the Annual Incentive Plan; (v) reimbursement of any accrued but unpaid expenses required to be reimbursed under this Agreement that were incurred by Executive prior to the effective date of termination; and (vi) payment for any accrued but unpaid vacation time to the extent consistent with Company policy in effect at the time of termination. Notwithstanding the foregoing, the Company shall make payment with respect to any Annual Bonus and Performance Units promptly following the date on which (i) the Company’s earnings are announced or released (a) in the case of an Annual Bonus, for the fiscal year of the Company to which the Annual Bonus relates and (b) in the case of Performance Units, for the fiscal year of the Company as of the end of which the value of such units are to be determined in accordance with the LTI Plan; and (ii) the Compensation Committee of the Board has certified in writing the extent to which Executive is entitled to the payment of such Annual Bonus and Performance Units.

(ii) Except as specifically provided in this Agreement or under the terms of any incentive compensation, employee pension or welfare benefit plan in effect and applicable to Executive on the effective date of termination, Executive shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit of the Company after such termination and all other obligations of the Company and rights of Executive under this Agreement shall terminate effective as of the effective date of termination.

(b) Termination Due to Death or Disability. Executive’s employment with the Company shall automatically terminate upon Executive’s death. If Executive becomes “Disabled” (as hereinafter defined) at any time during the Term, the Company shall have the right to terminate Executive’s employment (provided that the Company shall first have made a reasonable accommodation pursuant to the Americans with Disabilities Act), which termination shall become effective upon a date not less than thirty calendar days following the date that written notice of such termination is given to Executive. For purposes of this Agreement, the term “Disability” or “Disabled” shall mean Executive’s inability to perform his material duties under this Agreement due to any illness or physical or mental disability or other incapacity as evidenced by a written statement of a physician licensed to practice medicine in any state in the United States mutually agreed upon by the Company and Executive, which disability or other incapacity continues for a period in excess of 180 days in any consecutive twelve-month period.

(c) Voluntary Resignation by Executive. Executive shall have the right to terminate his employment without Good Reason (as hereinafter defined) at any time by giving not less than ninety days prior written notice of his resignation to the Company.

(d) Termination for Cause. Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote or not less than a majority of the Board of Directors finding that in the good faith opinion of such members of the Board, Executive was guilty of conduct set forth in any of clauses (A) through (D) of this paragraph 5(d), and specifying the particulars thereof in detail. For purposes of this Agreement, Cause shall mean: (A) Executive’s willful and continued failure to perform substantially his duties with the Company other than any such failure resulting from Executive’s Disability or any such failure resulting from Executive’s termination for Good Reason, after (I) a written demand for substantial performance is delivered to Executive by the Board of Directors which specifically identifies the manner in which the Board believes that Executive has not performed his duties, and (II) the failure of Executive to reasonably comply with such demand within thirty days of notice to Executive, (B) Executive’s willful engagement in conduct materially and demonstrably injurious to the Company that is not cured by Executive within thirty days of notice to Executive, (C) Executive’s willful violation of paragraph 6 or 7 hereof that is not cured by Executive within thirty days of notice to Executive, or (D) Executive’s conviction of any felony from which all appeals have been exhausted. For purposes of this subparagraph, no act or failure to act on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company or any Affiliate.

(e) Termination Without Cause or for Good Reason.

(i) Any termination by the Company other than due to death, Disability or Cause shall be treated as a termination by the Company without Cause (hereinafter, a termination “Without Cause”). The Company shall notify Executive of a termination Without Cause pursuant to a written notice to Executive, which shall specify the effective date of termination; provided, that, unless otherwise agreed by the parties, such effective date shall not be more than thirty days after the date of such notice. In the event of Executive’s termination Without Cause, the Company shall pay to Executive a severance payment equal to 2.99 times the sum of (I) Executive’s annual Base Salary in effect at the time of termination and (II) the highest annual bonus, if any, paid in cash, in-kind or otherwise by the Company (whether or not pursuant to the Annual Incentive Plan) to Executive during the three-year period immediately preceding the date of termination, (the “Severance Payment”). The Severance Payment shall be payable in cash in a lump sum within fifteen days of the termination of Executive’s employment.

(ii) This Agreement may be terminated by Executive for Good Reason upon written notice to the Company, which shall be effective as of the date such notice is delivered to the Company. In the event Executive terminates his employment for Good Reason, Executive shall receive the same Severance Payment as provided in paragraph 5(e)(i) in connection with a termination Without Cause. For the purpose of this paragraph 5(e), “Good Reason” means any of the following events unless it occurs with Executive’s express written consent, if the Company shall have failed to correct or remedy such event (if subject to correction or remedy) within thirty days following receipt of written notice from Executive describing such event and demanding correction or remedy: (A) the assignment to Executive of any significant duties inconsistent with, or a material diminution of, Executive’s position, duties, titles, offices, responsibilities or status with the Company, or any removal of Executive or any failure to appoint Executive to any of such positions, including as the President and Chief Financial Officer, or failure to nominate Executive to serve as a director and as Vice Chairman of the Board of Directors (provided, that if Executive is then serving as Chairman of the Board, then failure to nominate Executive to continue to serve as Chairman); (B) a reduction in Executive’s Base Salary required to be paid hereunder, or failure by the Company to pay or provide for any vested and earned Annual Bonus, or any vested and earned award under the LTI Plan; (C) any failure by the Company to provide Executive with benefits described in paragraph 3(e); (D) a substantial increase in the level of Executive’s business travel obligations, as required by the Board, compared to Executive’s previous travel obligations during the period of his employment with the Company; (E) a relocation of the Company’s principal executive offices more than 35 miles from the location of such offices as provided in paragraph 19 herein, or requirement by the Company that Executive perform his employment duties hereunder at any location other than the Company’s principal executive offices, (F) any failure by the Company to obtain the assumption of this Agreement by any successor to or assignee of the Company, or (G) a material breach of this Agreement by the Company.

Notwithstanding the foregoing, Executive shall also be entitled to voluntarily terminate his employment with the Company for any reason by giving not less than thirty days’ advance written notice to the Company of his intention to terminate his employment at any time within the one-year period following any termination of, or material amendment to, the LTI Plan by the Company in connection with a Change of Control or otherwise that adversely affects the ability of Executive to realize the full potential value of the 275,000 Performance Units awarded to Executive as described in paragraph 3(c), and any such termination shall be considered a termination for Good Reason for purposes of this Agreement. Notwithstanding the foregoing, the Company may, at its option, elect to pay to Executive the difference between (i) the amount (if any) actually realized by Executive on such Performance Units that vested coincident with or prior to such termination or amendment of the LTI Plan and (ii) the maximum potential value of such Performance Units; and, in such case, the termination or amendment of the Plan will not give Executive the right to terminate his employment for Good Reason as aforesaid. Any such election by the Company must be made within 20 days of the termination or amendment to the LTI Plan.

6. Non-Competition and Non-Solicitation.

(a) During the Term and for a period of twelve months immediately following the termination of this Agreement for any reason, Executive will not, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature establish, enter into, be employed by or for, advise, consult with or become a part of, any company, partnership, corporation or other business entity or venture, or in any way engage in business for himself or for others, in competition with the Company.

(b) During the Term and for a period of twenty-four months immediately following the termination of this Agreement for any reason, Executive will not, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature, solicit or induce, or attempt to solicit or induce, (i) any person that has any material business relationship with the Company (including, without limitation, any consultants or suppliers) to terminate or modify such relationship or otherwise take any action detrimental in any material respect to such relationship, (ii) any of the Company’s customers to become customers of any business that is competitive with any aspect of the Company’s business; or (iii) any person to leave the employ of the Company.

(c) Because of the difficulty of measuring economic losses to the Company as a result of breach by Executive of the foregoing covenants, and because of the immediate and irreparable damage that might be caused to the Company for which it would have no other adequate remedy, Executive agrees that, without limiting the remedies available to the Company, the foregoing covenants may be enforced by the Company by injunctions and restraining orders.

(d) The parties agree that the covenants in this paragraph 6 impose a reasonable restraint on Executive in light of the activities and business of the Company on the date of this Agreement, and the Company and Executive intend that such covenants shall subsequently be construed and enforced in light of the activities and business of the Company on the date of the termination of the employment of Executive. The covenants in this paragraph 6 are intended to be severable and separate, and the unenforceability of any specific covenant shall not affect the enforceability of any other covenant.

7. Confidentiality.

(a) During the Term and at all times following the termination of this Agreement, Executive will not, except in furtherance of the business of the Company, directly or indirectly (i) disclose to any person or entity, without the Company’s prior consent, any confidential information, whether prepared by him or others, (ii) use any such information other than as directed by the Company in writing, or (iii) remove confidential information from the premises of the Company without the prior written consent of the Company.

(b) Confidential information includes, but is not limited to: (i) the name of any company or business all or any substantial part of which is or at any time was a candidate for potential acquisition by the Company, together with all analyses and other information that the Company has generated, compiled or otherwise obtained with respect to such candidate, business or potential acquisition, or with respect to the potential effect of such acquisition on the Company’s business, assets, financial results or prospects, (ii) business, pricing and management methods, (iii) finances, strategies, systems, research, surveys, plans, reports, recommendations and conclusions, (iv) names, arrangements with, or other information relating to, the Company’s customers, suppliers, equipment manufacturers, financiers, owners or operators, representatives and other persons who have business relationships with the Company or who are prospects for business relationships with the Company, (v) technical information, work products and know-how, and (vi) cost, operating, and other management information systems, and other software and programming.

(c) Notwithstanding any other provision of this Agreement, (i) confidential information shall not include information that has been previously disclosed to the public by the Company or that is in the public domain, other than by reason of Executive’s breach of this paragraph 7, and (ii) disclosure by Executive of confidential information that is required in connection with any judicial or administrative proceeding or inquiry shall not be treated as a breach of this paragraph 7, provided Executive has to the extent practicable given the Company at least 10 days’ notice of request therefor (unless otherwise precluded by law) and has cooperated with the Company in its attempts to obtain confidential treatment of any request for confidential information.

8. Company Property. All products, records, designs, patents, plans, manuals, memoranda, lists and other property delivered to Executive by or on behalf of the Company or by its customers, and all records compiled by Executive that pertain to the business of the Company (whether or not confidential) shall be and remain the property of the Company and be subject at all times to its discretion and control. Likewise, all correspondence with customers or representatives, reports, records, charts, advertising materials, and any data collected by Executive, or by or on behalf of the Company or its representatives (whether or not confidential) shall be delivered promptly to the Company upon request by it upon termination of Executive’s employment.

9. Intellectual Property. Executive shall disclose promptly to the Company any and all conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Executive solely or jointly with another during the Term, and which are related to the business or activities of the Company or which Executive conceives as a result of his employment by the Company, and Executive hereby assigns and agrees to assign all his interests therein to the Company or its nominee. Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to evidence such assignment to the Company or to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company’s interest in such intellectual property. The obligations set forth in this paragraph 9 shall continue beyond the termination of this Agreement with respect to inventions, improvements, and valuable discoveries, whether patentable or not, conceived or made by Executive during the Term and shall be binding upon Executive and his assigns, executors, administrators and other legal representatives.

10. Cooperation in Proceedings. After the termination of Executive’s employment with the Company, Executive shall continue to make himself reasonably available at reasonable times, so as not to unreasonably interfere with his ongoing business activities, to the Company to advise the Company, at its request, about disputes with third parties as to which Executive has knowledge, and, Executive agrees to cooperate fully with the Company in connection with litigation, arbitrations and similar proceedings and to provide testimony with respect to Executive’s knowledge in any such litigation, arbitrations and similar proceedings involving the Company, in all cases without additional compensation or consideration from the Company. In the event Executive is requested to cooperate with the Company as provided in this paragraph 10, the Company shall reimburse Executive for his reasonable out-of-pocket, travel, lodging expenses and, under circumstances where there is a conflict and Executive cannot be adequately represented by counsel for the Company, legal expenses. Under circumstances where Executive can be adequately represented by counsel for the Company without conflict of interest, the Company shall have an affirmative obligation to cause such counsel to fairly represent Executive’s interests in such litigation, arbitrations or similar proceedings at the Company’s cost, and the determination whether Executive can be adequately represented by counsel without conflict of interest shall be made in good faith by the Company’s counsel according to the cannons of ethics of the New York State Bar Association.

11. Indemnification.

(a) The Company agrees to continue and maintain a directors and officers liability insurance policy covering Executive both during Executive’s employment and after Executive’s termination of his employment with respect to acts or omissions that occurred prior to Executive’s termination of employment, on such terms as are no less favorable to Executive than the terms generally applicable to the Company’s executive officers generally.

(b) The Company and Executive are parties to an Indemnification Agreement dated as of November 13, 1997 (the “Indemnification Agreement”), and the parties hereto agree that the Indemnification

Agreement shall govern Executive’s rights with respect to indemnification by reason of the fact that Executive is or was an officer, director or employee of the Company or is or was serving as an officer, director, member, employee, trustee or agent of any other entity at the request of the Company.

12. Taxes. The payment of any compensation amounts to Executive hereunder shall be subject to all federal, state and local withholding taxes, social security deductions and any other required payroll deductions.

13. Certain Additional Payments.

(a) If all or any portion of the payments and benefits which Executive is entitled to receive pursuant to the terms of this Agreement or any other plan, arrangement or agreement in respect of the Company or its Affiliates (the “Payments”) constitutes “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), that are subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code (or similar tax and/or assessment under state, local or other laws), the Company (or its successors or assigns) shall promptly pay to Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of (i) any Excise Tax on the Payments, (ii) any federal, state and local income tax and Excise Tax upon the Gross-Up Payment, and (iii) any interest and penalties assessed in respect of the Excise Tax shall be equal to the full amount of the Payments. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rates of taxation in the state and locality of Executive’s residence on the date the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which can be obtained from deduction of such state and local taxes.

(b) All determinations with respect to the Gross-Up Payment for any Payments shall be made in writing by a nationally recognized firm of certified public accountants selected by the Company (the “Accountants”) The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this paragraph 13. The Company shall bear all fees and costs the Accountants may reasonably charge or incur in connection with any calculations contemplated by this paragraph 13.

(c) If the Excise Tax is ultimately determined by the Internal Revenue Service (the “IRS”) to be less than the amount taken into account in determining the Gross-Up Payment paid pursuant to paragraph 13(a), Executive shall repay to the Company, within ten (10) days after the time that the amount of such reduction in Excise Tax is determined by the IRS, the portion of the Gross-Up Payment attributable to such reduction plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code for debt instruments with a maturity after issuance equal to the period beginning on the date the Gross-Up Payment was made and ending on the date of repayment required by this sentence. If the Excise Tax is determined to exceed the amount taken into account in determining the Gross-Up Payment paid pursuant to paragraph 13(a), the Company within ten (10) days after the time that the amount of such excess Excise Tax is determined by the IRS shall make an additional payment to Executive of an amount equal to (i) such excess Excise Tax, (ii) any federal, state and local income tax (determined pursuant to the last sentence of paragraph 13(a)) upon payments made pursuant to this sentence for such excess Excise Tax, and (iii) any interest and penalties payable to the IRS with respect to such excess Excise Tax.

14. No Right of Set-off, Etc. Except as set forth in this Agreement, the obligation of the Company to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others.

15. No Obligation to Mitigate. In no event shall Executive be obliged to seek other employment or consulting or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Executive as a result of self-employment or employment by another employer.

16. Complete Agreement; Existing Agreement. Except as otherwise expressly provided herein or under the terms of any other pre-existing equity compensation agreement, there are no oral representations, understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement (including the Existing Agreement). This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Executive and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. Except as otherwise expressly provided herein, this written Agreement may not later be modified except by a further writing signed by the Company and Executive, and no terms of this Agreement may be waived except by a writing signed by the party waiving the benefit of such term. Upon execution of this Agreement by the parties hereto, the Existing Agreement shall be deemed null and void (it being acknowledged that no provisions thereof survives notwithstanding it being stated in the Existing Agreement that a particular provision will survive termination).

17. No Waiver. No waiver by the parties hereto of any default or breach of any term, condition or covenant of this Agreement shall be deemed to be a waiver of any other term, condition or covenant contained herein or on any subsequent default or breach of the same term, condition or covenant.

18. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties thereto and their respective heirs, executors, administrators, representatives, successors and assigns.

19. Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To the Company:	United Rentals, Inc.

Five Greenwich Office Park

Greenwich, Connecticut 06830

Facsimile: (203) 622-6080

Attention: Legal Department

To the Executive:	To his home address as shown on the records of the Company,

Attention: John N. Milne

Notice shall be deemed given and effective (a) three (3) business days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, (b) when received by the addressee, if sent by a nationally recognized air courier for next day delivery service (receipt requested), or (c) upon personal delivery (with written confirmation of receipt). Either party may change the address for notice by notifying the other party of such change in accordance with this paragraph 19.

20. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative, and so far as it is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement or any part hereof,

21. Governing Law; Forum Selection. This Agreement shall be construed in all respects in accordance with the laws of the State of Delaware, without giving effect to its conflicts of laws principles. Any litigation instituted by any party to this Agreement pertaining to this Agreement must be filed before a court of competent jurisdiction in Connecticut or Delaware and both parties hereby consent irrevocably to the jurisdiction of such courts over them.

22. Legal Fees and Expenses. The Company shall pay the reasonable legal fees, costs and expenses incurred by Executive in connection with any action arising under this Agreement, provided that any dispute or controversy between the parties regarding this Agreement is resolved in any manner in favor of Executive. Upon any initial determination in favor of Executive, the Company shall advance to Executive an amount equal to Executive’s previously incurred legal fees and a reasonable estimate of any legal fees, costs and expenses that may be incurred by Executive in connection with the final resolution of such matter. In addition, the Company shall pay or reimburse Executive for attorneys’ fees incurred by Executive in connection with the negotiation and preparation of this Agreement, and it is agreed that the payment or reimbursement of such fees shall be considered a working condition fringe benefit. This paragraph 22 shall not affect Executive’s common-law or statutory indemnification rights, or any agreements or other arrangements between the parties relating to indemnification.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

UNITED RENTALS, INC.

By:

Title:

John N. Milne

This Agreement has been approved and authorized by the special compensation committee of the board of directors of United Rentals, Inc. at a meeting held on April 8, 2004.

Michael S. Gross, member of committee

Exhibit A

2001 SENIOR STOCK PLAN

RESTRICTED STOCK UNIT AGREEMENT

Awardee: John N. Milne (“Awardee”)

Grant Date: April 8, 2004

Restricted Stock Units: 160,000

This RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”) is made as of the Grant Date by and between UNITED RENTALS, INC., a Delaware corporation having an office at Five Greenwich Office Park, Greenwich, CT 06830 (the “Company”), and Awardee. Capitalized terms not defined herein shall have the meanings ascribed to them in the Company’s 2001 Senior Stock Plan (the “Plan”).

In consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Grant of Restricted Stock Units. The Company hereby grants 160,000 Restricted Stock Units (the “Units”) to Awardee pursuant to the Plan, subject to the terms and conditions of this Agreement and the Plan.

2. Vesting; Forfeiture. The Units shall vest and become nonforfeitable as follows: (A) 20,000 Units shall vest on January 1, 2005, 20,000 Units shall vest on July 1, 2005, and 20,000 Units shall vest on January 1, 2006 (provided in each case that Awardee’s employment with the Company continues through such date), and (B) 100,000 Units shall vest on December 31, 2008 (provided Awardee’s employment with the Company continues through the scheduled end of the term of Awardee’s employment, without giving effect to any renewal periods, as provided in the Employment Agreement between Awardee and the Company dated April 8, 2004 (the “Employment Agreement”)). Notwithstanding the foregoing, (A) in the event of a Change of Control (as defined in the Employment Agreement), any unvested Units shall become immediately vested and nonforfeitable upon the occurrence of such event, (B) in the event of the termination of Awardee’s employment due to death or Disability (as defined in the Employment Agreement) on or prior to January 1, 2006, any unvested Units that were scheduled to vest on or prior to January 1, 2006, shall become immediately vested and nonforfeitable and the remaining unvested Units shall be cancelled and forfeited and (C) in the event of the termination of Awardee’s employment by the Company without Cause (as defined in the Employment Agreement) or Awardee’s termination for Good Reason (as defined in the Employment Agreement), then an “appropriate fraction” (as hereinafter defined) of each separate tranche of any unvested Units shall become immediately vested and nonforfeitable and the remaining unvested Units shall be cancelled and forfeited. For purposes of the foregoing, the “appropriate fraction” with respect to any tranche of Units means: (i) the amount of time that has elapsed from the grant date of such Units to the occurrence of the event triggering accelerated vesting divided by (ii) the total amount of time from the grant date to the scheduled vesting date for such Units absent accelerated vesting. For purposes of the foregoing, the Units scheduled to vest on different dates will be considered separate tranches and the calculation of the appropriate fraction will be made separately for each tranche as if such tranche were the only tranche (i.e., the Units scheduled to vest on January 1, 2005 are one tranche, those scheduled to vest on July 1, 2005 a second tranche, those scheduled to vest on January 1, 2006 a third tranche and those scheduled to vest on December 31, 2008 a fourth tranche). In the event of the termination of Awardee’s employment by the Company for Cause, or Awardee’s voluntary resignation without Good Reason (as defined in the Employment Agreement), any unvested Units shall be cancelled and forfeited.

3. Payment upon Vesting. Vested Units shall be settled in Stock on a one-for-one basis. Within five (5) business days following the each date on which one or more Units vest, the Company shall deliver to Awardee (or Awardee’s beneficiary or estate, if no beneficiary is designated or in the event any chosen beneficiary predeceases Awardee, in the event of the death of Awardee) a certificate, free and clear of any restrictive legend, representing a number of shares of Stock equal to the number of Units that vested on such date.

4. Deferral of Delivery of Shares of Stock. Awardee may elect to defer the receipt of shares of Stock upon the vesting of any Unit by filing a deferral election form with the Company at least one year prior to the vesting date of such Unit; provided, however, that Awardee may file a deferral election form relating to any one or more Units within thirty (30) days following the Grant Date. The Company shall establish such other rules and regulations providing for the deferral of the delivery of shares of Stock as may be necessary to ensure that such deferred delivery will not result in taxation to Awardee until shares are actually delivered.

5. Dividends and Dividend Equivalents. No dividends or dividend equivalents shall accrue or be paid with respect to any Units.

6. Transferability. Units are not transferable by the Awardee, whether by sale, assignment, exchange, pledge, or hypothecation, or by operation of law or otherwise.

7. Transferability of Shares of Stock. The Company shall, to the extent it has not already done so, file a Registration Statement on Form S-8 (or otherwise) with the Securities and Exchange Commission relating to the shares of Stock to be delivered hereunder and comply with all applicable state securities laws prior to the distribution of shares of Stock hereunder and to do everything else necessary to ensure that shares of Stock delivered to Awardee upon or following the vesting of any Unit will not be treated as “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act.

8. Conformity with Plan. Except as specifically set forth herein, this Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan, which is incorporated herein by reference. Any inconsistencies between this Agreement and the Plan with respect to any mandatory provisions of the Plan shall be resolved in accordance with the terms of the Plan. By executing and returning the enclosed copy of this Agreement, Awardee acknowledges its receipt of the Plan and its agreement to be bound by all the terms of the Plan. All definitions stated in the Plan apply to this letter.

9. Withholding Taxes. Awardee shall pay to the Company, or make provision satisfactory to the Administrator for payment of, any taxes required to be withheld in respect of the vesting or distribution of shares of Stock hereunder no later than the date of the event creating the tax liability. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Awardee, including any shares of Stock to be delivered hereunder. In the event that payment to the Company of such tax obligations is made in shares of Stock, such shares shall be valued at their fair market value on the applicable date for such purposes.

10. Awardee Advised To Obtain Personal Counsel and Tax Representation. IMPORTANT: The Company and its employees do not provide any guidance or advice to individuals who may be granted an Award under the Plan regarding the federal, state or local income tax consequences or employment tax consequences of participating in the Plan. Each person who may be entitled to any benefit under the Plan is responsible for determining their own personal tax consequences of participating in the Plan. Accordingly, you may wish to retain the services of a professional tax advisor in connection with any Awards under the Plan.

11. Gross-up. Under the Employment Agreement, Awardee is entitled to certain gross-up amounts in respect of payments and benefits which constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”). The Company confirms that such gross-up payments also apply to payments and benefits in respect of the Units.

12. Beneficiary Designation. Awardee may designate one or more beneficiaries, from time to time, to whom any benefit under this Agreement is to be paid in case of Awardee’s death. Each designation must be in writing, signed by Awardee and delivered to the Company. Each new designation will revoke all prior designations.

13. Adjustments for Changes in Capital Structure. In the event of any change in capital structure or business of the Company by reason of any Stock dividend or extraordinary dividend, Stock split or reverse Stock split, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares of Stock, non-cash distributions with respect to its outstanding Stock, reclassification of the Company’s capital stock, any sale or transfer of all or part of the Company’s assets or business, or any similar change affecting the Company’s capital structure or business or the capital structure of any business of any Subsidiary, the Administrator shall make such appropriate adjustments to the Units as are equitable and reasonably necessary or desirable to preserve the intended benefits under this Agreement.

14. Miscellaneous.

(a) This Agreement may not be changed or terminated except by written agreement signed by the Company and Awardee. It shall be binding on the parties and on their personal representatives and permitted assigns.

(b) This Agreement sets forth all agreements of the parties. It supersedes and cancels all prior agreements with respect to the subject matter hereof. It shall be enforceable by decrees of specific performance (without posting bond or other security) as well as by other available remedies.

(c) This Agreement shall be governed by, and construed in accordance with, the laws of Delaware. Any litigation instituted by any party to this Agreement pertaining to this Agreement must be filed before a court of competent jurisdiction in Connection or Delaware and both parties hereby consent irrevocably to the jurisdiction of such courts over them.

(d) The Company shall pay the reasonable legal fees, costs and expenses incurred by Awardee in connection with any action arising under this Agreement, provided that any dispute or controversy between the parties regarding this Agreement is resolved in any manner in favor of Awardee. Upon any initial determination in favor of Awardee, the Company shall advance to Awardee an amount equal to Awardee’s previously incurred legal fees and a reasonable estimate of any legal fees, costs and expenses that may be incurred by Awardee in connection with the final resolution of such matter. In addition, the Company shall pay or reimburse Awardee for attorneys’ fees incurred by Awardee in connection with the negotiation and preparation of this Agreement. This paragraph shall not affect Awardee’s common-law or statutory indemnification rights, or any agreements or other arrangements between the parties relating to indemnification.

(e) All notices, requests, service of process, consents, and other communications under this Agreement shall be in writing. Notice shall be deemed given and effective (a) three (3) business days after the deposit in the U.S. mail of a writing addressed as provided below and sent first class mail, certified, return receipt requested, (b) when received by the addressee, if sent by a nationally recognized air courier for next day delivery service (receipt requested), or (c) upon personal delivery (with written confirmation of receipt). Either party may change the address for notice by notifying the other party of such change in accordance with this paragraph. Notices shall be addressed (i) to Awardee at the last address he or she has filed in writing with the Company and (ii) to the Company at its principal offices attention Legal Department. Either party hereto may designate a different address by providing written notice of such new address to the other party hereto as provided above.

(f) This Agreement may be signed in one or more counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument.

Dated: As of April 8, 2004

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

UNITED RENTALS, INC.

By:

Name: Title:

AWARDEE:

By:

Name: Title:

This Agreement has been approved and authorized by the special compensation committee of the board of directors of United Rentals, Inc. at a meeting held on April 8, 2004.

Michael S. Gross, member of committee